Exhibit 10.1
AGREEMENT AND GENERAL RELEASE
               Calgon Carbon Corporation, 400 Calgon Carbon Drive, Pittsburgh, Pennsylvania 15230-0717, on behalf of itself and its Affiliates (as the term is defined in Rule 12b-2 under the Securities Act of 1934, as amended), subsidiaries, divisions, successors and assigns and the past and present employees, officers, directors and agents thereof (collectively referred to throughout this Agreement as “Calgon”), and Leroy M. Ball (“Ball”) agree and intend to be legally bound by the following:
          1. Last Day of Employment. Ball has tendered, and Calgon has accepted, his resignation as Chief Financial Officer of Calgon, as President of Calgon Carbon Japan, and as an employee of Calgon. Ball’s last day of employment with Calgon is as set forth in Paragraph 2 of this Agreement. Ball and Calgon specifically agree that Ball’s service as Chief Financial Officer of Calgon has terminated by his irrevocable resignation as of July 12, 2010, and that his employment as a Senior Vice-President of Calgon, and as President of Calgon Carbon Japan, shall end as of the date of the termination of employment as set forth in Paragraph 2 of this Agreement. Further, by virtue of his execution of this Agreement, Ball hereby irrevocably tenders his resignation as an officer and director of Calgon, and each of its subsidiaries and affiliates in which he holds such a position, and Calgon may accept such resignations in due course as of the effective date that Calgon shall determine.
          2. Consideration. In consideration for Ball signing and entering into this Agreement and General Release (“Agreement”) and in compliance with the promises made herein, the parties agree that:
          A. If Ball does not execute this Agreement, then his employment will end as of the earlier of the date Ball notifies Calgon that he is not executing this Agreement, or the twenty-first (21st) day after this Agreement is first provided to him. If Ball executes this Agreement, and then revokes his acceptance of it within the revocation period provided in this Agreement, then his employment with Calgon shall end as of the date of such revocation. In either event, Ball shall be paid his regular base pay, minus required deductions, through his last date of employment.
          B. If Ball executes and does not revoke this Agreement, then he shall remain employed by Calgon through August 31, 2010, as a Senior Vice President of Calgon. Calgon will pay Ball his regular full base salary of $21,748.33 per month and continue to provide to him the employee benefits generally applicable to Calgon employees through August 31, 2010. While so employed through August 31, 2010, Ball shall be expected to provide limited transition services only as specifically requested by Calgon and/or Calgon Carbon Japan, or any subsidiary or affiliate of them. He shall comply with all of the policies and procedures of Calgon, work diligently and with good faith to bring about the smooth transition of his work, and cooperate with the directives of Calgon as it transitions duties, employees and related matters. He will also be expected to handle special projects and other work assignments and answer business questions and/or attend business meetings (which may require travel) as requested. If Calgon terminates Ball’s employment “for cause,” or if Ball terminates his employment with Calgon without Calgon’s consent prior to August 31, 2010, Ball’s right to the amounts, benefits and representations contained in this Paragraph 2B, shall, at the election of Calgon, end as of the date of termination. In the event that Ball becomes disabled during this period as defined by Calgon’s plans regarding short term and long term disability, Ball may apply for disability benefits consistent with those plans. Any disability leave, however, shall not affect Ball’s termination date, pursuant to the terms of this Agreement. If Ball has executed this Agreement, and has not revoked his acceptance of this Agreement, and has not terminated his employment by Calgon prior to August 31, 2010 (except with the consent of Calgon), then Calgon agrees that Calgon will treat Ball’s separation from his employment with Calgon as a “voluntary termination with the consent of Calgon,” and therefore Calgon agrees that it will not make any demand under Article III (or any provision of the same effect or import) of any of Ball’s Stock Option Agreements with Calgon in an effort to have Ball forfeit the gain represented by the Fair Market Value (as defined in the plan under which the award was granted) on the date of exercise over the exercise price as set forth in the Stock Option Agreements. Calgon’s promise and agreement to treat such separations as a “voluntary termination with the consent of Calgon” and/or to forbear from making any demand shall be conditioned upon and only be effective if Ball has executed this Agreement and has not revoked his acceptance of this Agreement.
               For purposes of this Paragraph 2B, termination shall be deemed “for cause” if among the reasons therefore are: Ball’s dishonesty, disloyalty, willful misconduct, gross negligence, refusal to perform his duties in good faith and to the best of his ability, breach of any of the terms of this Agreement, breach of his duties to Calgon as set forth in any code of conduct adopted by Calgon or engaging in conduct which has injured or would injure the business or reputation of Calgon or would otherwise adversely affect Calgon’s interests.
          C. In consideration of this Agreement, and Calgon’s commitments hereunder, Ball further agrees that he shall execute, date, and deliver, on or after August 31, 2010 and before September 14, 2010, to Richard Rose (or his successor) the Second Release attached to this Agreement. Because Ball is receiving a copy of the Second Release with this Agreement, he acknowledges that he will have had far in excess of 21 days to review and consider the Second Release, prior to August 31, 2010.
          D. The foregoing amounts, benefits and representations set forth in Paragraph “2B” shall constitute full and complete satisfaction of any and all claims by Ball to compensation, severance, bonus, and benefits of any kind or nature whatsoever. Specifically, Ball agrees that he is not entitled to any other compensation, severance or benefits under the provisions of that certain Employment Agreement between him and Calgon dated as of January 1, 2010, including but not limited to any payment, severance or other compensation pursuant either of Paragraphs 4 or 5 of that Employment Agreement (“Employment Agreement”), under any other agreement.
          3. No Consideration Absent Execution of this Agreement. Ball understands and agrees that he would not receive benefits and/or the monies specified in Paragraph “2B” above, except for his execution of this Agreement and his fulfillment of the promises contained herein.
          4. General Release of Claims. Ball knowingly and voluntarily releases and forever discharges Calgon, its Affiliates (as the term is defined in Rule 12b-2 under the Securities Act of 1934, as amended), subsidiaries, divisions, successors and assigns, and the past and present employees, officers, directors and agents thereof (collectively referred to throughout this Agreement as “Releasees”), of and from any and all claims, demands, liabilities, obligations, promises, controversies, damages, rights, actions and causes of action, known and unknown, which Ball, his heirs, executors, administrators, successors, and assigns (referred to collectively throughout this Agreement as “Ball”) has or may have against Releasees as of the date of Ball’s signing of this Agreement, including, but not limited to, any alleged violation of:
•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Older Workers Benefit Protection Act;

•	The Sarbanes-Oxley Act of 2002;

•	The National Labor Relations Act;

•	The Family and Medical Leave Act, as amended;

•	Pennsylvania Human Relations Act;

•	Pennsylvania Wage Payment and Collection Law;

•	Pittsburgh City Code, Chapters 651-659;

•	The Occupational Safety and Health Act, as amended;

•	The Equal Pay Act of 1963;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort or common law; or

•	Any claims for costs, fees, or other expenses including attorneys’ fees incurred in these matters (all of the above collectively referred to as “Claims”).
          This release is intended to be a general release, and excludes only those claims under any statute or common law that Ball is legally barred from releasing. Ball is advised to seek independent legal counsel if Ball seeks clarification on the scope of this release.
          This release does not include any claims relating to or arising from Ball’s enforcement of this Agreement or for any benefits vested under any Calgon-sponsored employee benefit plan (other than severance benefits), or for any unemployment compensation benefits.
          5. No Claims Exist and No Recovery or Relief. Ball confirms that no claim, charge, complaint, or action exists in any forum or form brought by him or on his behalf against Releasees. Nothing herein is intended to or shall preclude Ball from filing a complaint and/or charge with an appropriate federal, state or local government agency and/or cooperating with said agency in its investigation (“Agency Charge”). In the event that any Agency Charge is filed by Ball or on his behalf against Releasees related to any matter released herein in this Agreement, Ball waives his right to recover any monetary relief or monetary recovery therefrom, including costs and attorneys’ fees.

          Nothing herein is intended to or shall preclude Ball from challenging the validity of this Agreement. Ball affirms that he has been paid and/or has received all compensation, benefits, vacation, wages, bonuses, commission and/or benefits due to him except as provided in this Agreement. Ball furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested. Ball further affirms that he has not been retaliated against for reporting violations of wrongdoing by Calgon or its officers, including any allegations of corporate fraud.
          6. Confidential Information. Ball acknowledges that all knowledge and information which he acquired in the course of his employment with Calgon relating to Calgon’s financial information and data, marketing data or information, customer identities and business information, compensation and benefits information, information about Calgon’s employees, and Calgon’s policies, practices and procedures (hereinafter collectively referred to as “Confidential Information”) are the valuable property of Calgon. Ball agrees not to disclose, divulge, or publish to any person or non-governmental entity, any of the aforementioned Confidential Information recognizing that this would cause irreparable harm to Calgon. In the event that Ball is legally compelled to disclose any materials, including Confidential Information of Calgon’s or any of its Affiliates pursuant to a subpoena, or any other lawful process, from a non-governmental person or entity, Ball agrees that he shall provide Calgon with prompt notice of such subpoena or process. Calgon may seek an appropriate protective order or other remedy; may consult with Ball with respect to the nature and scope of the information he proposes to disclose, as well as steps he may take to resist or narrow the scope of such request or legal process; or may waive compliance, in whole or in part, with this Paragraph 6 of this Agreement. Ball shall use his best efforts to ensure that any Confidential Information that is disclosed by him will be accorded confidential treatment by its recipient or recipients. Ball shall return any materials, including Confidential Information obtained, developed or received by him during the course of his employment with Calgon (including, but not limited to, all originals and copies of any materials and documents which refer or relate to Calgon’s financial status, business, employees, clients or projects) within seven (7) days of the last day on which he provides the limited transition services as described in Paragraph 2(B), but in no event later than September 7, 2010.
          7. Trade Secrets. Ball further agrees not to disclose to any person or entity, including any governmental entity, any Trade Secrets of Calgon, without the express, written consent of Calgon. Trade Secrets, as that term is used in this Agreement, shall mean information (including customer lists, programs, devices, methods, techniques or processes) that derives independent economic value, actual or potential, from not being readily ascertainable by proper means by other persons who could obtain economic value for its disclosure or use, and which is the subject of reasonable means, under the circumstances, by Calgon to keep it secret. In the event that Ball is legally compelled to disclose any Trade Secrets of Calgon’s or any of its Affiliates pursuant to a subpoena, civil investigative demand, regulatory demand, or pursuant to applicable law, Ball agrees that he shall provide Calgon with prompt notice of such request or requirement as well as a copy of the description of the Trade Secrets that he proposes to disclose as far in advance of such disclosure as is reasonably practicable. Calgon may seek an appropriate protective order or other remedy; may consult Ball with respect to the nature and scope of the information he proposes to disclose, as well as steps he may take to resist or narrow the scope of such request or legal process; or may waive compliance, in whole or in part, with this Paragraph 7 of this Agreement. Ball agrees not to oppose any action by Calgon to obtain a protective order or other appropriate remedy. In the event that no such protective order is obtained, or that Calgon waives compliance with this Paragraph 7, Ball shall use his best efforts to ensure that any Trade Secrets that are disclosed will be accorded confidential treatment.
          8. Cooperation. Ball agrees to be reasonably available to Calgon and the Releasees for the purpose of responding to requests for information concerning Calgon’s and its Affiliate’s business or work performed by Ball, and to provide information, documents, declarations or statements, and to meet with attorneys and other Ball representatives, to prepare for and give depositions or testimony, and/or to otherwise cooperate in the investigation, regulatory matters, proceeding or investigations, defense or prosecution of matters relating to any threatened, present, or future legal action, investigations or administrative proceedings involving the Releasees and their Affiliates. Calgon will advance or reimburse Ball’s reasonable out-of-pocket costs, actually incurred, as a result of Ball’s obligations under this provision.
          9. No Participation in Private Claims. Ball understands that if this Agreement were not signed, Ball would have the right to voluntarily assist other individuals or non-government entities in bringing claims against Calgon. Ball further understands and agrees that he waives any such right and will not provide any such assistance, except Ball may provide information pursuant to any valid subpoena or compulsory process, and Ball may participate in any Agency Charge as set forth in Paragraph 5.
          10. Future Employment. Ball agrees and understands that he will not be employed by Calgon in the future, except in the sole and exclusive discretion of Calgon.
          11. Noncompetition and Nonsolicitation.
          (a) Ball agrees that for a three-year period following the date of his termination of employment he will not directly or indirectly (either himself or with, through or in assistance to a future employer or other entity or person) induce or attempt to induce any Calgon Employee to terminate employment, nor will he hire or participate in the hiring or interviewing of any Calgon Employee for or by any other firm, entity, person or organization; nor will he provide the names or other information about Calgon’s Employees for the purpose of assisting others to hire such Calgon Employees; nor will he provide information to a Calgon Employee about his employer or any company or entity affiliated with his employer for the purpose of assisting that Calgon Employee in finding employment with such entity. For purposes of this Paragraph 11, a “Calgon Employee” means anyone who is or has been employed by Calgon or its Affiliates (as the term is defined in Rule 12b-2 under the Securities Act of 1934, as amended), within one hundred miles of Pittsburgh, Pennsylvania or in the nation of Japan (or employed by Calgon elsewhere but having principal duties related to Calgon’s business in Japan), unless such person has ceased working for Calgon for a period in excess of six (6) months prior to Ball’s inducement of, utilization of services of, participation in the hiring or interviewing of, or providing information about or to such person. Ball agrees that if any future employer of his hires or retains or receives the services of a Calgon Employee during the above-stated three-year period, it shall be conclusively presumed that such hiring or retention occurred in violation of this paragraph.

          (b) Ball agrees that during the same three-year period, he shall not, directly or indirectly, on his own behalf or on behalf of or in conjunction with any other person or entity, solicit the trade of, or trade with, any customers or suppliers, or prospective customers or suppliers, of Calgon.
          (c) In light of the consideration being provided to Ball under this Agreement, and the duties, responsibilities and access provided of and by the positions Ball held while employed by Calgon, Ball further agrees that during this same three-year period, he will not, directly or indirectly, engage in any employment or other activity that is in competition with the business of Calgon (“Competing Business”), in any capacity, including but not limited to, as an employee, principal, agent, officer, director, shareholder, consultant, contractor or otherwise , nor shall he engage in any activity during that period which assists or supports any other person or entity to engage in such Competing Business, as to or in any Competitive Territory. This includes but is not limited to his employment by, or rendering service in any form to, any entity, organization or other person that is engaged in such activity. The term “Competing Business” shall mean any person, corporation, or other entity which sells or attempts to sell any products or services which are the same as or similar to the products and services sold by Calgon at any time and from time to time during the last two years prior to the termination of Ball’s employment or which were contemplated by any of Calgon’s business or strategic plans at any time during Ball’s employment by Calgon. The term “Competitive Territory” shall mean the United States of America, Great Britain, Belgium, Germany, Japan, China, and any other nation or location in which Calgon has made, or considered making, such sales, either itself or through a subsidiary, affiliate, or joint venture partner, during the last two years prior to the termination of Ball’s employment and/or during that three-year period applicable to this provision. Prior to accepting employment, or service or appointment to any of the above-enumerated positions, during the three-year period set forth above, Ball shall notify Calgon in order for Calgon to determine if the position that Ball is considering violates this Agreement. The decision of Calgon in these regards shall be considered final and binding.
          12. No Negative or Derogatory Comments. Except as may be expressly permitted by the provisions of Paragraph 5 of this Agreement, Ball agrees to make no negative or derogatory comments, directly or by innuendo, about Calgon’s officers, employees or directors, or its business practices and philosophies, or Calgon’s products or services in any business or social setting. Calgon agrees that it will advise and direct its Named Executive Officers (as that term is defined in Item 402 of Regulation SK and as set forth in the proxy statement for Calgon’s Annual Meeting of April 22, 2010) to not make negative or derogatory comments about Ball to any person or entity, except as may be required in order to comply with legal or regulatory requirements.
          13. Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflict of laws. Ball hereby irrevocably submits to the personal and exclusive jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of, or relating to, this Agreement (whether such action arises under contract, tort, equity or otherwise). Ball hereby irrevocably waives any objection which Ball now or hereafter may have to the laying of venue or personal jurisdiction of any such action or proceeding brought in said courts. Jurisdiction and venue of all such causes of action shall be exclusively vested in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania. Ball irrevocably waives his right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404, 42 Pa. C.S. § 5322 or similar state or federal statutes. Should Ball challenge or object to personal jurisdiction or venue in Allegheny County, Pennsylvania, Ball agrees to reimburse Calgon for all attorneys’ fees and costs it incurs to oppose Ball’s efforts to challenge or object to personal jurisdiction on venue identified in this Paragraph.
          14. Severability. If any term, provision or paragraph of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or paragraph, and such determination shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect.
          15. Nonadmission of Wrongdoing. Ball agrees that neither this Agreement nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Calgon or any Releasee of any liability or unlawful conduct of any kind.
          16. Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both Parties wherein specific reference is made to this Agreement.
          17. Entire Agreement. Except as stated in this Agreement, this Agreement represents the entire agreement of the parties with respect to the subject matter hereof. To the extent Ball previously entered into an enforceable agreement with Calgon that contains provisions that are not in direct conflict with provisions in this Agreement, the terms of this Agreement shall not supersede, but shall be in addition to, any other such agreement. Ball expressly agrees that the provisions of Paragraphs 7 (a) and (b), 8(a) and (b), and 9 (which Paragraph 9 shall be applicable to this Agreement and to the Employment Agreement) of the Employment Agreement shall remain in full effect. Ball acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to sign this Agreement, except for those set forth in this Agreement. Ball further represents and acknowledges that the only representative of Calgon who has the authority to make statements about the content of this Agreement is Richard Rose (or his successor).
          18. Evaluation of Agreement. Ball acknowledges that he is hereby advised in writing to consult an attorney of his choice about this Agreement. Ball further acknowledges that he has been given twenty one (21) days to consider the terms of this Agreement, and to consult with counsel concerning its terms. If Ball executes this Agreement prior to expiration of the twenty one (21) day period, he acknowledges that he does so freely and voluntarily, solely because he already fully and carefully considered the Agreement before signing it. If Ball does not accept this Agreement by signing and returning it to Richard Rose, Vice-President, General Counsel and Corporate Secretary, on or before the twenty-first (21st) day after it is delivered to him by Calgon, the terms contained in this Agreement will be automatically withdrawn by Calgon without further action by Calgon.
          19. Time to Revoke. Ball hereby acknowledges that he has also been informed that for a period of seven (7) days following his signing this Agreement, he may revoke his acceptance in writing, and this Agreement will not be effective until such seven (7) day period has expired. If such 7th day is a Saturday, Sunday, or legal holiday, then any revocation may not be delivered until the next following day which is not a Saturday, Sunday, or legal holiday. Any revocation within this period must be submitted in writing to Richard Rose, Vice-President, General Counsel and Corporate Secretary, stating “I hereby revoke my acceptance of my Agreement.” If Ball revokes in writing, Ball will not receive the consideration referred to in this Agreement. If he does not revoke this Agreement, it shall become irrevocable after the expiration of this 7th day.
BALL HAS BEEN ADVISED THAT HE HAS TWENTY ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND SEVEN (7) CALENDAR DAYS TO REVOKE AFTER EXECUTION. BALL ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO HIS SIGNING OF THIS AGREEMENT.
BALL AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN PARAGRAPH “2” ABOVE, BALL FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST CALGON.

Witness:

/s/ Richard D. Rose		/s/ Leroy M. Ball

Leroy M. Ball

8/4/10		8/4/10

Date		Date

Attest:		CALGON CARBON CORPORATION

By:	/s/ Richard D. Rose	/s/ John S. Stanik

V.P., General Counsel & Secretary
Title: President & CEO

Date: 8/4/10

SECOND RELEASE
               Calgon Carbon Corporation, 400 Calgon Carbon Drive, Pittsburgh, Pennsylvania 15230-0717, on behalf of itself and its Affiliates (as the term is defined in Rule 12b-2 under the Securities Act of 1934, as amended), subsidiaries, divisions, successors and assigns and the past and present employees, officers, directors and agents thereof (collectively referred to throughout this Second Release as “Calgon”), and Leroy M. Ball (“Ball”) agree and intend to be legally bound by the following:
          1. Last Day of Employment. Ball’s last day of employment with Calgon shall be August 31, 2010.
          2. Consideration. Ball acknowledges and agrees that in conjunction with the consideration to be provided to him under that certain Agreement and General Release executed by Ball on                     , (“Agreement”), he has agreed to execute this Second Release.
          3. Timing of Execution of Second Release is of the Essence. Ball understands that he has agreed to execute this Second Release on or after August 31, 2010 and on or before September 14, 2010, and hand deliver it to Richard Rose, or his successor.
          4. Time to Revoke. Ball hereby acknowledges that he has also been informed that for a period of seven (7) days following his signing this Second Release, he may revoke his acceptance in writing, and this Second Release will not be effective until such seven (7) day period has expired. If such 7th day is a Saturday, Sunday, or legal holiday, then any revocation may not be delivered until the next following day which is not a Saturday, Sunday, or legal holiday. Any revocation within this period must be submitted in writing to Richard Rose, Vice-President, General Counsel and Corporate Secretary, stating “I hereby revoke my acceptance of my Second Release.” If Ball revokes in writing, Ball will not receive the consideration referred to in this Second Release. If he does not revoke this Second Release, it shall become irrevocable after the expiration of this 7th day.
          5. General Release of Claims. Ball knowingly and voluntarily releases and forever discharges Calgon, its Affiliates (as the term is defined in Rule 12b-2 under the Securities Act of 1934, as amended), subsidiaries, divisions, successors and assigns, and the past and present employees, officers, directors and agents thereof (collectively referred to throughout this Second Release as “Releasees”), of and from any and all claims, demands, liabilities, obligations, promises, controversies, damages, rights, actions and causes of action, known and unknown, which Ball, his heirs, executors, administrators, successors, and assigns (referred to collectively throughout this Agreement as “Ball”) has or may have against Releasees as of the date of Ball’s signing of this Second Release, including, but not limited to, any alleged violation of:
•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Older Workers Benefit Protection Act;

•	The Sarbanes-Oxley Act of 2002;

•	The National Labor Relations Act;

•	The Family and Medical Leave Act, as amended;

•	Pennsylvania Human Relations Act;

•	Pennsylvania Wage Payment and Collection Law;

•	Pittsburgh City Code, Chapters 651-659;

•	The Occupational Safety and Health Act, as amended;

•	The Equal Pay Act of 1963;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort or common law; or

•	Any claims for costs, fees, or other expenses including attorneys’ fees incurred in these matters (all of the above collectively referred to as “Claims”).
          This Second Release is intended to be a general release, and to cover any period after Ball has executed the Agreement, and excludes only those claims under any statute or common law that Ball is legally barred from releasing. Ball is advised to seek independent legal counsel if Ball seeks clarification on the scope of this release.
          This Second Release does not include any claims relating to or arising from Ball’s enforcement of this Second Release or for any benefits vested under any Calgon-sponsored employee benefit plan (other than severance benefits), or for any unemployment compensation benefits.
          6. No Claims Exist and No Recovery or Relief. Ball confirms that no claim, charge, complaint, or action exists in any forum or form brought by him or on his behalf against Releasees. Nothing herein is intended to or shall preclude Ball from filing a complaint and/or charge with an appropriate federal, state or local government agency and/or cooperating with said agency in its investigation (“Agency Charge”). In the event that any Agency Charge is filed by Ball or on his behalf against Releasees related to any matter released herein this Second Release, Ball waives his right to recover any monetary relief or monetary recovery therefrom, including costs and attorneys’ fees.
          Nothing herein is intended to or shall preclude Ball from challenging the validity of this Second Release. Ball affirms that he has been paid and/or has received all compensation, benefits, vacation, wages, bonuses, commission and/or benefits due to him except as provided in this Second Release. Ball furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested. Ball further affirms that he has not been retaliated against for reporting violations of wrongdoing by Calgon or its officers, including any allegations of corporate fraud.
          7. Affirmation to Remain Bound. Ball specifically agrees to remain bound by the Confidential Information, Confidentiality, Noncompetition and Nonsolicitation, Trade Secrets, No Participation in Private Claims, and No Negative or Derogatory Comments provisions in the

Agreement that he previously executed with Calgon, and each of those provisions is incorporated herein by reference. Notwithstanding anything in this Second Release to the contrary, that Agreement shall remain in full force and effect according to its terms. Nothing herein is intended to or shall preclude Ball from filing a complaint and/or charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in its investigation. Ball, however, shall not be entitled to receive any relief, recovery, or monies in connection with any complaint or charge brought against Releasees, without regard as to who brought any said complaint or charge.
          8. Governing Law and Interpretation. This Second Release shall be governed and conformed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflict of laws. Ball hereby irrevocably submits to the personal and exclusive jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of, or relating to, this Second Release (whether such action arises under contract, tort, equity or otherwise). Ball hereby irrevocably waives any objection which Ball now or hereafter may have to the laying of venue or personal jurisdiction of any such action or proceeding brought in said courts. Jurisdiction and venue of all such causes of action shall be exclusively vested in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania. Ball irrevocably waives his right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404, 42 Pa. C.S. § 5322 or similar state or federal statutes. Should Ball challenge or object to personal jurisdiction or venue in Allegheny County, Pennsylvania, Ball agrees to reimburse Calgon for all attorneys’ fees and costs it incurs to oppose Ball’s efforts to challenge or object to personal jurisdiction on venue identified in this Paragraph.
          9. Nonadmission of Wrongdoing. The Parties agree that neither this Second Release nor the furnishing of the consideration for this Second Release shall be deemed or construed at anytime for any purpose as an admission by Releasees, or evidence of any liability or unlawful conduct of any kind.
          10. Amendment. This Second Release may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Second Release.
          11. Severability. If any term, provision or paragraph of this Second Release is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or paragraph, and such determination shall not affect the remaining terms, provisions or paragraphs of this Second Release, which shall continue to be given full force and effect.
          12. Entire Agreement. Subject to Paragraph 8 of this Second Release, this Second Release sets forth the entire agreement between the parties with respect to the subject matter hereof. To the extent Ball has entered into an enforceable agreement with Calgon that contains provisions that are not in direct conflict with provisions in this Second Release, the terms of this Second Release shall not supersede, but shall be in addition to, any other such agreement. Ball acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Second Release, except for those set forth in this Second Release. Ball further represents and acknowledges that the only representative of Calgon who has the authority to make statements about the content of this Second Release is Richard Rose (or his successor).
               BALL HAS BEEN ADVISED THAT HE HAS AT LEAST TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS SECOND RELEASE (SAID 21 DAYS OCCURRING PRIOR TO AUGUST 31, 2010) AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS SECOND RELEASE.
               BALL AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS SECOND RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
               HAVING ELECTED TO EXECUTE THIS SECOND RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE BENEFITS SET FORTH IN PARAGRAPH “2” ABOVE, BALL FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS SECOND RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST RELEASEES.
               IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Second Release as of the date set forth below:

Witness:

Leroy M. Ball

Date	Date

Attest:	CALGON CARBON CORPORATION.

By:

Title:

Date: